EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountant's report on internal control.

EXHIBIT B:
  Attachment to item 77K:
  Changes in Registrant's certifying accountant

EXHIBIT C:
  Attachment to item 77Q1:
  Exhibits
 - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

EXHIBIT A:
Independent Auditor's Report
To the Shareholders and Board of Directors of The OFFIT Investment Fund, Inc.

In planning and performing our audit of the financial statements of the OFFIT High Yield Fund, OFFIT Emerging Markets Bond Fund, OFFIT Latin America Equity Fund, OFFIT New York Municipal Fund, OFFIT California Municipal Fund, OFFIT National Municipal Fund, OFFIT U.S. Government Securities Fund, OFFIT Mortgage Securities Fund and OFFIT Total Return Fund of The OFFIT Investment Fund, Inc. (the "Fund") for the year ended December 31, 2001, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2001.

This report is intended solely for the information and use of management and the Board of Directors of the Fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

KPMG LLP
New York, New York
February 19, 2002



EXHIBIT B:
77 K - On December 13, 2001, the Board of Directors of the
Company elected KPMG LLP as the independent accountants for the Company for the year ending December 31, 2001, replacing Ernst & Young LLP. The Audit Committee did not take any separate action on this matter.

Ernst & Young LLP's reports on the Company's financial statements for the year ended December 31, 2000 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2000 and through December 13, 2001, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference to the subject matter of the disagreement in its report on the financial statements for such years.



EXHIBIT C:
77 Q1 EXHIBIT

Ernst & Young Letter

Dear Mr. Scarduzio:

We have read Item 77 K of Form N-SAR dated February 14, 2002, of the OFFIT Investment Fund Inc. and OFFIT Variable Insurance Fund Inc., respectively, and are in agreement with the statements contained in the attached exhibit. We have no basis to agree or disagree with other statements of the registrant contained therein.

/S/ Ernst & Young LLP